EXHIBIT 99.1
                                  ------------

News Release

NEVADA CHEMICALS, INC.

FOR IMMEDIATE RELEASE:  October 27, 2004

CONTACT:          John T. Day, President/CEO
                  Dennis P. Gauger, CFO
                  Nevada Chemicals, Inc.
                  801-984-0228

Nevada Chemicals, Inc. Announces Third Quarter 2004 Earnings

SALT LAKE CITY: UTAH - John T. Day, President and Chief Executive Officer of Nevada Chemicals, Inc. (NASDAQ/NMS:NCEM), today announced earnings for the third quarter ended September 30, 2004. The Company reported net income of $736,000 or $0.10 per share compared to net income of $578,000 or $0.08 per share in the third quarter of 2003, a 27% increase in earnings. For the first nine months ended September 30, 2004, the Company had net income of $1,901,000 or $0.27 per share compared to net income of $1,157,000 or $0.16 per share for the nine months ended September 30, 2003, an increase in earnings of 64%. Day also indicated that the Company's quarterly report on Form 10Q was filed with the SEC today.

Cyanco, a joint venture of Winnemucca Chemicals, Inc., a wholly-owned subsidiary of Nevada Chemicals, engaged in the manufacture and sale of liquid sodium cyanide, has seen fluctuations this year in the price of various raw materials required for production although the price ranges appear to have stabilized at higher values. Higher cost for natural gas impacts ammonia, caustic soda and electricity. Day commented that it appears that the continued strength of the gold price is beginning to yield greater mining activity and hence greater demand for cyanide. The Company's revenues are primarily comprised of management fees from and equity in earnings of Cyanco.

Nevada Chemicals continues to have a strengthening balance sheet with no long-term debt and with cash, cash equivalents and short-term investments in excess of $14,000,000. On October 14, 2004, Nevada Chemicals paid a quarterly dividend of $0.06 per share to all shareholders of record on September 30, 2004.

The Company's board of directors continues to review strategies for the future of Nevada Chemicals.

                             NEVADA CHEMICALS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                             AND BALANCE SHEET DATA
                                  (Unaudited)




                                          Three Months Ended September 30    Nine Months Ended September 30
                                              2004              2003              2004            2003
-----------------------------------------------------------------------------------------------------------
Revenues and equity in earnings          $   1,233,000      $    954,000      $  3,338,000    $   2,019,000
Investment and other income                     50,000            71,000           118,000          270,000

Total Revenues and Other Income          $   1,283,000      $  1,025,000      $  3,456,000    $   2,289,000

Net Income                               $     736,000      $    578,000      $  1,901,000    $   1,157,000

Earnings per Share,
     Assuming Dilution                   $        0.10      $       0.08      $       0.27    $        0.16

Weighted Average Number of Shares
     Outstanding - Diluted                   6,969,000         6,945,000         6,964,000        7,034,000

Cash Dividends per Share                 $        0.06      $       0.05      $       0.17    $        0.10

Stockholders' Equity                     $  22,623,000      $ 21,677,000      $ 22,623,000    $  21,677,000

Total Assets                             $  26,922,000      $ 24,718,000      $ 26,922,000    $  24,718,000









Note: The foregoing contains "forward-looking" statements that are pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Editors and investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the Company's business prospects and performance. These include, but are not limited to, economic, competitive, governmental, technological and other factors discussed in the Company's reports to shareholders and periodic filings with the Securities and Exchange Commission.